Shire Pharmaceuticals Group plc
Hampshire International Business Park, Chineham, Basingstoke RG24 8EP UK Tel +44 1256 894000 Fax +44 1256 894708
http://www.shire.com


12 noon BST 7am EDT
Thursday 1 May 2003

                Shire announces strong first quarter 2003 results

Basingstoke, UK - 1 May 2003 - Shire Pharmaceuticals Group plc (LSE: SHP,
NASDAQ: SHPGY, TSX: SHQ) announces results for the three months ended 31 March 2003.

First Quarter 2003 Unaudited US GAAP Results Highlights


                                                                      Q1 2003            Q1 2002     % Growth
                                                                           $M                 $M
                                                             ----------------- ------------------ ----------------


Total revenues                                                          304.5              237.0       +28%
Operating income                                                         89.2               70.3       +27%
Income from continuing operations before income taxes and
equity in (losses) / earnings of equity method investees                 88.0               74.2       +19%
Net income                                                               63.1               56.8       +11%
Diluted Earnings Per Share (EPS):
Per common share                                                        12.3c              11.1c       +11%
Per American Depository Share (ADS)                                     36.9c              33.3c       +11%


(1) The 2002 US GAAP results have been restated to reflect the disposal of our `Over-The-Counter' (OTC) business, which has been accounted for as a discontinued operation. All 2002 figures down to net income exclude the OTC business, while 2002 net income and EPS figures include the OTC results.

(2) Average exchange rates for Q1 2003 and 2002 were $1.60:(pound)1.00 and $1.41:(pound)1.00 respectively.


First Quarter 2003 and Recent Events Highlights

o Q1 2003 revenues up 28% to $304.5 million, diluted earnings per ADS up 11% to 36.9c.

o Operating cash flow in the quarter totalled $82.6 million, resulting in a net cash position of $895.7 million.

o ADDERALL XR(R) sales continue to perform strongly, totalling $115.2 million, up 86% on Q1 2002; competition from recent entrants to the Attention Deficit Hyperactivity Disorder (ADHD) market has not had a significant impact on ADDERALL XR market share.

o    Royalties in the first quarter grew to $47.8 million, up 21%.

o Wholesaler buying patterns in advance of anticipated price increases led to an additional $15 million of revenues in the first quarter (AGRYLIN(R): $5 million, PENTASA(R): $8 million, PROAMATINE(R): $2 million), resulting in underlying total revenues and product sales growth of 22% and 23%, respectively.

o Following receipt of US approvable letter for FOSRENOL(R), Shire has commenced dialogue with the US Food and Drug Administration (FDA), and is confident that outstanding pre-approval questions can be answered from existing and ongoing studies.

o Agreement reached with FDA for additional pediatric study of AGRYLIN. Marketing exclusivity would be extended by 6 months, moving from March 2004 to September 2004.

o Results of a Phase II trial for SPD476 indicated a significant improvement in efficacy over a commonly used alternative treatment in mild to moderate ulcerative colitis. Progression to Phase III trials is expected in the second half of this year.

o Reported earnings in Q1 2003 include (pound)4.5 million ($7.2 million) of general & administrative (G&A) expense related to pension contributions and contractual termination costs for the former Chief Executive.

o Matthew Emmens was appointed as Chief Executive on 12 March 2003, bringing significant global pharmaceutical experience and a successful track record.

Future prospects - updated

Shire remains confident that it can deliver good growth in 2003. Revenue growth is now anticipated to be in the mid to high teens for the year (low to mid teens previously). The Company is also forecasting a slight increase in operating expenses and therefore, the Board continues to anticipate operating margins of circa 30% and high single digit to low double digit EPS growth.

At the Annual General Meeting held in 2002, shareholder approval was given to repurchase up to 10% of the Company's issued share capital. The Shire Board continues to plan for a share repurchase program.

Matthew Emmens, Chief Executive, said:

"My first few weeks at Shire have confirmed the views that influenced me to join. This is a strong international company with a high calibre team, and is well positioned for further strong growth.

"As Shire's solid Q1 performance shows, the Company exhibits robust sales from its current portfolio and the clear opportunity to develop new sources of revenue from its drug pipeline. In addressing our future growth prospects, we will continue to make asset and portfolio acquisitions, where appropriate, to support our current market positions whilst taking steps to improve operating efficiency."

                                    - Ends -


High resolution photographs are available to the media free of charge at www.newscast.co.uk
[Tel. +44 (0)20 7608 1000].

For further information please contact:

Global (outside US & Canada)
Gordon Ngan - Investor Relations                              +44 1256 894 160
Jessica Mann - Media                                          +44 1256 894 160

US & Canada
Gordon Ngan - Investor Relations                              +44 1256 894 160
Michele Roy - Media                                            +1 450 978 7938

Notes to editors
Shire Pharmaceuticals Group plc
Shire Pharmaceuticals Group plc (Shire) is a rapidly growing international emerging pharmaceutical company with a strategic focus on four therapeutic areas
- central nervous system disorders (CNS), gastrointestinal (GI), oncology, and anti-infectives. Shire also has three platform technologies: advanced drug delivery, lead optimisation for small molecules and Biologics. Shire's core strategy is based on research and development combined with in-licensing and a focus on key pharmaceutical markets.

For further information on Shire, please visit the Company's website: www.shire.com

THE "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts, are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialise, Shire's results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialisation, the impact of competitive products, including, but not limited to, the impact on Shire's Attention Deficit Hyperactivity Disorder (ADHD) franchise, patents, including but not limited to, legal challenges relating to Shire's ADHD franchise, government regulation and approval, including but not limited to the expected product approval date of lanthanum carbonate (FOSRENOL(R)) and METHYPATCH (R) , and other risks and uncertainties detailed from time to time in our filings, including the Annual Report filed on Form 10-K by Shire with the Securities and Exchange Commission.

The following are trade marks of Shire or companies within the Shire Group, which are the subject of trade mark registrations in certain territories.

ADDERALL XR(R) (mixed amphetamine salts)
ADDERALL(R) (mixed amphetamine salts)
AGRYLIN(R) (anagrelide hydrochloride)
CARBATROL(R) (carbamazepine)
FOSRENOL(R) (lanthanum carbonate)
METHYPATCH(R) (methylphenidate)
PENTASA(R) (mesalamine)
PROAMATINE(R) (midodrine hydrochloride)
XAGRID(R) (anagrelide hydrochloride)

The following are trade marks of third parties.

3TC (lamivudine) (trade mark of GlaxoSmithKline (GSK))
ASACOL (mesalamine)(trade mark of Procter & Gamble)
REMINYL (galantamine hydrobromide) (trade markof Johnson & Johnson) ZEFFIX (lamivudine) (trade mark of GSK)

OVERVIEW OF US GAAP FINANCIAL RESULTS

Introduction

The results for the three months ended 31 March 2002 have been restated to reflect the disposal of our OTC business, accounted for as a discontinued operation in accordance with US GAAP. In accordance with accounting guidelines, 2002 figures from revenues down to income from continuing operations exclude the results of the OTC business, while 2002 net income and earnings include the results of the OTC business.

Revenues from continuing operations for the three months ended 31 March 2003 increased by 28% to $304.5 million (Q1 2002: $237.0 million).

The Company recorded net income of $63.1 million, an increase of 11% compared to the three months ended 31 March 2002. Diluted earnings per common share were
12.3 cents, or 36.9 cents per ADS, an increase of 11% over Q1 2002. This result was achieved after charging a cost of $7.2 million in respect of the former Chief Executive's departure.

Operations generated positive cash flows from operating activities of $82.6 million during the first quarter of 2003, of which $12.3 million funded the purchase of a new office facility for the Group's UK based R&D function.

Cash, cash equivalents and marketable securities at 31 March 2003 amounted to $1,290.0 million (31 December 2002: $1,213.8 million). After deduction of borrowings, this translates to a net cash position of $895.7 million (31 December 2002: $805.7 million). Where appropriate, this may be used to further enhance our portfolio through product and project acquisitions.

Product sales

For the quarter ended 31 March 2003, product sales increased 30% to $256.4 million
(Q1 2002: $196.5 million) and represented 84% of total revenues. The Company estimates that approximately $15 million of these revenues are attributable to wholesaler buying patterns in anticipation of price increases, leaving an underlying product sales growth rate of 23%. As a matter of policy the Company does not disclose price increases prior to the effective date of the price increase.

First Quarter 2003 Product Highlights


                                                         Sales              US Rx6                 Q1 2003
Product                              Sales               Growth             Growth             US Market Share
                                       $M                  %                   %                      %
                               ------------------- ------------------- ------------------ ---------------------------
ADDERALL XR                          115.2               + 86%              + 116%                  23.0% (1)
ADDERALL                              18.9               - 59%                - 77%                  4.1% (1)
------------------------------ ------------------- ------------------- ------------------ ---------------------------
Total ADDERALL                       134.1               + 24%                 - 7%                 27.1% (1)
============================== =================== =================== ================== ===========================
CARBATROL                              9.4               - 19%                 - 1%                 36.9% (2)
AGRYLIN                               39.7               + 69%                + 12%                 26.5% (3)
PENTASA                               29.7               + 69%                 - 2%                 17.2% (4)
PROAMATINE                            13.8               + 45%                + 14%                 26.0% (5)


1 ADHD market
2 extended release carbamazepine market
3 AGRYLIN, Hydrea, generic hydroxyurea market
4 mesalamine / olsalazine market
5 PROAMATINE and fludrocortisone acetate market
6 IMS Prescription Data

CNS Franchise

ADDERALL XR and ADDERALL

Total ADDERALL franchise sales in Q1 2003 were $134.1 million, an increase of 24% over Q1 2002. Over the same period, total ADDERALL franchise prescriptions fell by approximately 7%, reflecting the entry of generic versions of ADDERALL last year, as well as increased competition within the ADHD market overall.

An estimated two-thirds of the difference between prescription growth and sales growth is due to stock movements between comparative periods. During Q1 2002, the Company experienced significant wholesaler de-stocking of ADDERALL as wholesalers adjusted inventory levels downwards following product launches by a generic competitor. In addition, wholesalers adjusted down stocking levels of ADDERALL XR as initial launch orders were satisfied over the first quarter. In comparison, wholesaler stocking levels of ADDERALL XR have normalized during Q1 2003.

The remaining difference between prescription and sales growth related to pricing, as ADDERALL XR and ADDERALL continued to benefit from price increases taken in 2002. An improved pricing structure for ADDERALL XR versus ADDERALL and lower Medicaid rebate payments for ADDERALL XR in 2003 were offset in part by allowances recorded in respect of an ADDERALL XR promotional program implemented in Q1 2003.

The recent introduction of a competitive product in January 2003 has had a negligible impact on ADDERALL XR market share to date. Although the efforts of competition have significantly reduced Shire's share of voice in the US ADHD market, Shire's focused marketing approach and efficient physician targeting have enabled ADDERALL XR to extend its leading market share position among high volume prescribing ADHD physicians to 27.84% in February 2003. As importantly, ADDERALL XR's proven safety and efficacy profile has contributed to minimal erosion in total market share from 23.7% (27 December 2002) to a current 23.1% (18 April 2003). Growth of the overall ADHD market has continued, with Q1 2003 prescription growth at 14%, up from 10% in the prior year period. Going forward this year, the Company will also benefit from price increases for the ADDERALL franchise, which were subsequently implemented in April 2003.

CARBATROL

CARBATROL sales declined by $2.2 million or 19%, year over year, versus a 1% decline in prescriptions. The difference between prescription and sales growth is due to a reduction in wholesaler buying in the first quarter, as wholesalers adjusted to lower prescription trends for carbamazepine in the epilepsy market.

In the first quarter, Shire recommenced promotional efforts for CARBATROL following the resolution of supply constraints that negatively impacted product availability throughout 2002. Although the use of carbamazepine in epilepsy has slowed in favour of more heavily promoted products, CARBATROL's share of the extended release carbamazepine market has increased from 36.2% in Q1 2002 to 36.9% in Q1 2003.

Other Franchises

AGRYLIN

AGRYLIN sales growth of 69% in Q1 2003 was supported by 12% US prescription growth, with 41% coming from sales outside the US. The remaining difference between prescription and sales growth (estimated to be $5 million) is attributed to wholesaler advance buying in anticipation of a price increase.

AGRYLIN remains the only product specifically approved for essential thrombocythemia in the US. The anticipated pediatric extension for AGRYLIN could extend its orphan drug exclusivity from March 2004 to September 2004, after which time it is expected to face generic competition.

The anticipated approval of XAGRID (tradename of AGRYLIN in the EU) will continue to drive growth from markets outside the US.

PENTASA

The 69% growth in PENTASA sales revenue compared to Q1 2002, versus a 2% fall in prescription demand for the same period is largely related to wholesaler anticipation of an early 2003 price increase which led to significant wholesaler stocking during Q1 2003, accounting for an estimated $8 million of reported sales. The decrease in prescription demand is primarily the result of the reallocation of sales force promotion to other products. In the first quarter, the Company also continued to benefit from pricing increases taken during 2002 that contributed approximately 12% of the growth.

Although its formal indication is for mild to moderately active ulcerative colitis, PENTASA continues to see the majority of its use in Crohn's disease.

PROAMATINE

Supported by 14% prescription growth and an estimated 8% pricing benefit, the remainder of PROAMATINE's total 45% growth during the quarter is attributable to wholesaler stock movements. Some of the increased wholesaler buying related to the launch of the new 10mg strength, while the remainder was in anticipation of a price increase (estimated to be $2 million).

While PROAMATINE grew its share of the PROAMATINE and fludrocortisone acetate market from 24.4% in Q1 2002 to 26.0% in Q1 2003, its Orphan Drug Status will expire in September 2003 and is expected to face generic competition from that date.

Royalties

Royalty revenue increased 21% to $47.8 million for the 3 months ended 31 March 2003 (Q1 2002: $39.6 million).

First Quarter 2003 Royalty Highlights


Product         Royalties           Royalty                 CER             Worldwide in-market sales by
               to Shire $M           growth                growth                licensee in Q1 2003
                                       %                     %                           $M
-----------   -------------   ---------------------   -----------------   ---------------------------------
3TC               34.1                +11%                  +11%                         267
ZEFFIX             6.4                +21%                  +10%                          49
Other              7.3                +98%                  n/a                          n/a


For the products 3TC and ZEFFIX, treatments for HIV infection and chronic hepatitis B respectively, Shire receives royalties from GSK on worldwide sales, with the exception of Canada, where a commercialisation partnership with GSK exists.

The US nucleoside analogue market for HIV, the largest single market for 3TC, has continued to exhibit solid double-digit growth in recent months. Acceleration in the number of treated patients has historically been influenced by the introduction of new treatment options, which has occurred over the past number of months. It is expected that market growth will temper over time as the impact of these launches fade.

With the recent introduction of only the second antiviral agent in the US for hepatitis B infection, market dynamics in the US are expected to change. This introduction is not expected to have a dramatic near term impact on royalties, as over 80% of ZEFFIX sales continue to be made in Asia-Pacific markets.

Royalty revenue is also received in respect of REMINYL from Johnson & Johnson, and in respect of a number of hormone replacement therapy products from various licensees.

REMINYL is the newest treatment available for the treatment of mild to moderately severe dementia of the Alzheimer's type. It is currently growing well in the Alzheimer's market, while progress continues for other indications and formulations.

Cost of product sales

For the three months ended 31 March 2003, our cost of product sales amounted to 15% of product sales (Q1 2002: 13%). A slightly more favourable mix of the higher margin products was offset by costs associated with enhancing internal and external production facility capabilities.

Research and development (R&D)

R&D expenditure increased to $54.6 million in Q1 2003 from $49.7 million in Q1 2002, representing an increase of 10%. Expressed as a percentage of total revenues, R&D expenditure was 18% (Q1 2002: 21%), in line with the Group's current target level.

Shire aims to invest between 18% and 20% of total revenues in R&D, although the actual level of expenditure required each quarter is driven by the development phase of existing and new projects.

Selling, general and administrative

Selling, general and administrative expenses increased from $81.8 million in Q1 2002 to $110.4 million in Q1 2003, an increase of 35%. As a percentage of product sales, these expenses were 43% (2002: 42%).

Q1 2003 expenses included the initiation of sales and marketing campaigns for the year. Specifically, increased expenditures included promotional spend for ADDERALL XR, given increased competitor activity in the quarter, as well as for CARBATROL, for which promotion recommenced in the quarter following the resolution of supply constraints. As the benefit of this promotional spend is realised, this high level of spend is expected to moderate over the year. In addition, some costs associated with the expected launch of METHYPATCH were incurred during the quarter.

General and administrative expenses in Q1 2003 also included pension contributions and contractual termination costs for the former Chief Executive of (pound)4.5 million ($7.2 million) bringing the total amount paid to (pound)5.9 million ($9.3 million). The difference was provided for in the previous quarter's expenses (Q4 2002). The Board believes that the additional pension contribution, which was calculated on actuarial advice, is fully merited.

Depreciation and amortisation

The depreciation charge for Q1 2003 was $3.7 million, an increase of $0.6 million compared to 2002. Amortisation charges were $8.0 million, an increase of $0.9 million compared to Q1 2002.

Interest income and expense
For the three months ended 31 March 2003, the Company received interest income of $5.1 million (Q1 2002: $4.7 million). Interest expense increased from $2.0 million in Q1 2002 to $2.6 million in 2003, primarily relating to the convertible notes.

Other (expense)/income, net

For the three months ended 31 March 2003, other expense totalled $3.6 million (Q1 2002: income of $1.1 million). The cost is primarily attributable to write downs of certain balance sheet portfolio investments.

Taxation

The effective rate of tax for Q1 2003 was 28% (Q1 2002: 27%). At 31 March 2003, net deferred tax assets of $52.2 million were recognised (31 March 2002: $41.1 million). The 2003 effective rate of tax has marginally increased due to a greater proportion of profits coming from the US business.


Equity in (losses) / earnings of equity method investees

We received $0.7 million representing our 50% share of earnings from our antiviral commercialisation partnership with GSK in Canada (Q1 2002: $0.7 million) and we incurred a loss of $1.1 million representing our 50% share of the losses of our commercialisation partnership with Qualia Computing Inc (which includes our prior investment in CADx) (Q1 2002: $nil).

Discontinued operations

The Company completed the divestment of its OTC portfolio on 27 December 2002. These products were originally acquired in 1999 as a result of the Company's merger with Roberts Pharmaceutical Corporation. In accordance with US GAAP the 2002 results have been restated to present the results of these products as a discontinued operation.

The OTC business contributed net income of $1.6 million for the three months ended 31 March 2002, which is included in the reported net income number for 2002.

R&D OVERVIEW

Shire has a long-term commitment to annual R&D investment of between 18% and 20% of its revenues. The benefit of this level of spending is gaining visibility as the late stage pipeline emerges. The Company currently has a total of 22 projects in full development.

R&D details that are new or updated since Shire's full year 2002 earnings release appear below.

R&D Activities from February 2003 to April 2003

HYPERPHOSPHATEMIA

FOSRENOL is under regulatory review by the US FDA and a Reference Member State
(RMS) country within the EU.

Status Report on FOSRENOL Regulatory Review - US

Following the receipt of a US approvable letter for FOSRENOL, Shire has commenced dialogue with the FDA, and is confident that outstanding pre-approval questions can be answered from existing and ongoing studies. Shire is currently targeting a US launch towards the end of 2003.

Status Report on FOSRENOL Regulatory Review - Europe

Shire has continued discussions with the EU RMS reviewing FOSRENOL. Shire and the RMS have agreed on the steps required to progress the review, which include a further external expert report, as well as additional analysis of existing data. Shire is targeting a resolution of this process in the second half of 2003.



ATTENTION DEFICIT AND HYPERACTIVITY DISORDER (ADHD)


At the end of February 2003, Shire announced the acquisition from Noven Pharmaceuticals, Inc. (Noven) of the worldwide sales and marketing rights to METHYPATCH, an add-on product for Shire's ADHD franchise. As previously announced on 28 April 2003, Noven has recently received a non-approvable letter for METHYPATCH. Noven has announced plans to meet with the FDA in order to understand fully the nature of the FDA's concerns and discuss the next steps for METHYPATCH. Shire will in turn discuss with Noven the most appropriate way forward.

GASTROINTESTINAL

Phase II results for SPD476 were recently presented at the International Organization for the Study of Inflammatory Bowel Disease in Saint-Jean-Cap-Ferrat in April. The multicentre, randomised, double-blind Phase II trial evaluated the efficacy and safety of SPD476 (1200mg 5-ASA tablets t.i.d.), versus an Asacol 4g rectal suspension in 79 patients with mild to moderately active left-sided ulcerative colitis. The results showed a clinical remission, endoscopic remission, and clinical remission + improvement for SPD476 of 60%, 45%, and 77.5%, respectively, versus 49%, 36%, and 59%, respectively, for the Asacol arm. The results are particularly notable for a single oral tablet, taken three times a day, versus a locally acting enema. With these encouraging results, the Company is planning to progress SPD476 into Phase III clinical trials in the second half of 2003.

ESSENTIAL THROMBOCYTHEMIA

The Company has also agreed a pediatric program for AGRYLIN, following a Written Request from the FDA.

Under the pediatric exclusivity provisions of the Food and Drug Modernisation Act, execution of the clinical program as described in the Written Request and submission of the study data to the FDA would add six additional months to the existing marketing exclusivity, therefore extending it from March 2004 to September 2004.

US GAAP Results for the 3 months ended 31 March 2003
Consolidated Balance Sheets

                                                                                  (Unaudited)
                                                                                     31 March           31 December
                                                                                         2003                  2002
                                                                                        $'000                 $'000
                                                                                  -----------           -----------
ASSETS
Current assets:
Cash and cash equivalents                                                           1,041,468               897,718
Marketable securities                                                                 248,503               316,126
Accounts receivable, net                                                              139,209               138,397
Inventories                                                                            51,761                49,216
Deferred tax asset                                                                     38,135                34,849
Prepaid expenses and other current assets                                              31,297                30,790
                                                                                  -----------           -----------
Total current assets                                                                1,550,373             1,467,096

Investments                                                                            71,370                71,962
Property, plant and equipment, net                                                    149,237               135,234
Goodwill, net                                                                         200,604               203,767
Other intangible assets, net                                                          293,311               301,084
Deferred tax asset                                                                     14,100                 6,216
Other non-current assets                                                               21,945                23,264
                                                                                  -----------           -----------
Total assets                                                                        2,300,940             2,208,623
                                                                                  -----------           -----------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current instalments of long-term debt                                                     975                   888
Accounts payable and accrued expenses                                                 190,810               184,107
Other current liabilities                                                              58,329                15,492
                                                                                  -----------           -----------
Total current liabilities from continuing operations                                  250,114               200,487
Current liabilities from discontinued operations                                            -                12,784
                                                                                  -----------           -----------
Total current liabilities                                                             250,114               213,271

Long-term debt, excluding current instalments                                         393,291               407,302
Other long-term liabilities                                                            10,479                14,884
                                                                                  -----------           -----------
Total liabilities                                                                     653,884               635,457
                                                                                  -----------           -----------
Shareholders' equity:
Common stock of 5p par value; 800,000,000 shares authorised; and
484,523,036 (December 31, 2002: 484,344,412) shares issued and
outstanding                                                                            40,065                40,051
Exchangeable shares; 5,874,112 shares issued and outstanding                          272,523               272,523
Additional paid-in capital                                                          1,028,372             1,027,499
Accumulated other comprehensive losses                                               (31,494)              (41,431)
Retained earnings                                                                     337,590               274,524
                                                                                  -----------           -----------
Total shareholders' equity                                                          1,647,056             1,573,166
                                                                                  -----------           -----------
Total liabilities and shareholders' equity                                          2,300,940             2,208,623
                                                                                  -----------           -----------


US GAAP Results for the 3 months ended 31 March 2003
Unaudited Consolidated Statements of Operations


3 months ended 31 March                                                                 2003                  2002
                                                                                       $'000                 $'000
                                                                                  ----------            ----------
Total revenues                                                                       304,517               236,982
Cost of revenues                                                                    (38,645)              (25,020)
                                                                                  ----------            ----------
Gross profit                                                                         265,872               211,962
Operating expenses                                                                 (176,680)             (141,669)
                                                                                  ----------            ----------
Operating income                                                                      89,192                70,293

Interest income                                                                        5,113                 4,731
Interest expense                                                                     (2,648)               (1,977)
Other (expense)/income, net                                                          (3,616)                 1,141
                                                                                  ----------            ----------
Total other (expense)/income, net                                                    (1,151)                 3,895
                                                                                  ----------            ----------
Income from continuing operations before income taxes and equity in
(losses)/earnings of equity method investees                                          88,041                74,188
Income taxes                                                                        (24,526)              (19,757)
Equity in (losses)/earnings of equity method investees                                 (449)                   744
                                                                                  ----------            ----------
Income from continuing operations                                                     63,066                55,175
Income from discontinued operations (net of income tax expense of
$nil and $956,000 respectively)                                                            -                 1,627
                                                                                  ----------            ----------
Net income                                                                            63,066                56,802
                                                                                  ----------            ----------
Earnings per share:
Basic
Continuing operations                                                                  12.6c                 11.1c
Discontinued operations                                                                    -                  0.3c
                                                                                  ----------            ----------
Net income                                                                             12.6c                 11.4c
                                                                                  ----------            ----------
Diluted
Continuing operations                                                                  12.3c                 10.8c
Discontinued operations                                                                    -                  0.3c
                                                                                  ----------            ----------
Net income                                                                             12.3c                 11.1c
                                                                                  ----------            ----------
Weighted average number of shares:
Basic                                                                            501,989,884           499,926,390
Diluted                                                                          522,547,153           524,865,259
                                                                                 -----------           -----------

The results for the 3 months ended 31 March 2002 have been restated to reflect the disposal of our OTC business that has been accounted for as a discontinued operation.

US GAAP Results for the 3 months ended 31 March 2003 Unaudited Consolidated Statements of Cash Flows


3 months ended 31 March                                                                        2003                2002
                                                                                              $'000               $'000
                                                                                        -----------         -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income from continuing operations                                                        63,066              55,175
Adjustments to reconcile net income to net cash provided by operating activities:

  Depreciation and amortisation                                                              11,661              10,173
  Stock option compensation                                                                    (24)               (302)
  Tax benefit of stock option compensation, charged directly to equity                            -                 590
  Increase in deferred tax asset                                                           (11,170)             (2,904)
  Non cash exchange gains and losses                                                          1,794               (793)
  Equity in losses of equity method investees                                                   449                   -
  Write-down of intangible assets                                                                 -               2,500
  Write-down of long term investments                                                         3,973                   -
  Mark to market of marketable securities                                                   (2,924)                   -
Changes in operating assets and liabilities, net of acquisitions:
  (Increase)/decrease in accounts receivable                                                  (812)              53,513
  Increase in inventory                                                                     (2,545)             (9,162)
  (Increase)/decrease in prepayments and other current assets                                 (507)              12,377
  Decrease/(increase) in other assets                                                         1,318             (1,266)
  Increase/(decrease) in accounts and notes payable and other liabilities                    18,352               (191)
  Decrease in unearned income                                                                     -            (15,507)
                                                                                        -----------         -----------
Net cash provided by operating activities                                                    82,631             104,203
                                                                                        -----------         -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Redemption of marketable securities, net                                                     67,623                   -
Decrease in short-term deposits                                                                   -             486,798
Purchase of long-term investments                                                           (1,475)             (1,761)
Purchase of property, plant and equipment                                                  (13,613)             (3,130)
                                                                                        -----------         -----------
Net cash provided by investing activities                                                    52,535             481,907
                                                                                        -----------         -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on long-term debt, capital leases and notes                                           (63)                   -
Proceeds from exercise of options                                                               911                 778
                                                                                        -----------         -----------
Net cash provided by financing activities                                                       848                 778
                                                                                        -----------         -----------

Effect of foreign exchange rate changes on cash and cash equivalents                          7,736                (98)
                                                                                        -----------         -----------
Net increase in cash and cash equivalents                                                   143,750             586,790
Cash flows provided by discontinued operations                                                    -               1,627
                                                                                        -----------         -----------
Net increase in cash and cash equivalents                                                   143,750             588,417
Cash and cash equivalents at beginning of period                                            897,718             118,040
                                                                                        -----------         -----------
Cash and cash equivalents at end of period                                                1,041,468             706,457
                                                                                        -----------         -----------


US GAAP Results for the 3 months ended 31 March 2003 Selected Notes to the Unaudited US GAAP Financial Statements

(1) Analysis of revenues, operating income and reportable segments

The Company has disclosed segment information for the individual operating areas of the business, based on the way in which the business is managed and controlled. The Company evaluates performance based on operating income or loss before interest and income taxes.

For Quarter 1 2003 our reporting has been expanded as set out below to provide more information on the Corporate and International segments. The 2002 reportable segments have been restated on this basis.



3 months ended 31 March 2003                  US   International     Biologics     Corporate           R&D        Total
                                           $'000           $'000         $'000         $'000         $'000        $'000
                                        --------        --------      --------      --------      --------     --------
Product sales                            219,963          35,691           699             -             -      256,353
Licensing and development                    394               -             -             -             -          394
Royalties                                      -           2,199             -        45,564             -       47,763
Other revenues                                 7               -             -             -             -            7
                                        --------        --------      --------      --------      --------     --------
Total revenues                           220,364          37,890           699        45,564             -      304,517
                                        --------        --------      --------      --------      --------     --------
Cost of product sales                     26,372          11,646           627             -             -       38,645
Research and development                       -               -             -             -        54,598       54,598
Selling, general and
administrative                            69,685          19,157         2,252        19,327             -      110,421
Depreciation and amortisation              7,325           2,365         1,149           822             -       11,661
                                        --------        --------      --------      --------      --------     --------
Total operating expenses                 103,382          33,168         4,028        20,149        54,598      215,325
                                        --------        --------      --------      --------      --------     --------
Operating income/(loss)                  116,982           4,722       (3,329)        25,415      (54,598)       89,192
                                        --------        --------      --------      --------      --------     --------


3 months ended 31 March 2002                  US   International     Biologics     Corporate           R&D        Total
                                           $'000           $'000         $'000         $'000         $'000        $'000
                                        --------        --------      --------      --------      --------     --------
Product sales                            167,313          29,052           142             -             -      196,507
Licensing and development                    541             141             -             -             -          682
Royalties                                    214           1,760             -        37,602             -       39,576
Other revenues                                 -              36           181             -             -          217
                                        --------        --------      --------      --------      --------     --------
Total revenues                           168,068          30,989           323        37,602             -      236,982
                                        --------        --------      --------      --------      --------     --------


Cost of product sales                     14,689           9,919           412             -             -       25,020
Research and development                       -               -             -             -        49,729       49,729
Selling, general and
administrative                            54,314          14,399         1,763        11,291             -       81,767
Depreciation and amortisation              5,945           2,283         1,046           899             -       10,173
                                        --------        --------      --------      --------      --------     --------
Total operating expenses                  74,948          26,601         3,221        12,190        49,729      166,689
                                        --------        --------      --------      --------      --------     --------
Operating income/(loss)                   93,120           4,388       (2,898)        25,412      (49,729)       70,293
                                        --------        --------      --------      --------      --------     --------


Included within the selling, general and administrative costs in the corporate segment for the 3 months to 31 March 2003 is $7.2 million in respect of the former Chief Executive's departure.

US GAAP Results for the 3 months ended 31 March 2003 Selected Notes to the Unaudited US GAAP Financial Statements (continued)

(2) Earnings per share

Basic earnings per share is based upon the net income available to common stockholders divided by the weighted-average number of common shares outstanding during the period.

Diluted earnings per share is based upon net income available to common stockholders divided by the weighted-average number of common shares outstanding during the period and adjusted for the effect of all dilutive potential common shares that were outstanding during the period.


3 months ended 31 March                                    2003            2002
                                                          $'000           $'000
                                                     ----------      ----------
Numerator for basic earnings per share                   63,066          56,802
Interest charged on convertible debt, net of tax          1,381           1,397
                                                     ----------      ----------
Numerator for diluted earnings per share                 64,447          58,199
                                                     ----------      ----------


                                          Number of shares      Number of shares
                                          ----------------      ----------------
Weighted average number of shares:
Basic                                          501,989,884           499,926,390
Effect of dilutive shares:
Stock options                                      709,269             3,582,567
Warrants                                                 -             1,213,297
Convertible debt                                19,848,000            20,143,005
                                               -----------           -----------
Diluted                                        522,547,153           524,865,259
                                               -----------           -----------

Basic earnings per share                             12.6c                 11.4c
                                                ----------            ----------
Diluted earnings per share                           12.3c                 11.1c
                                                ----------            ----------

Warrants to purchase approximately 1.4 million common shares for the 3 months ended 31 March 2003 were not dilutive and were therefore not included in the computation of diluted earnings per share.

Stock options to purchase approximately 18.6 million common shares for the 3 months ended 31 March 2003 were not dilutive and were therefore not included in the computation of diluted earnings per share.

US GAAP Results for the 3 months ended 31 March 2003 Selected Notes to the Unaudited US GAAP Financial Statements (continued)

(3)      Analysis of revenues

3 months ended 31 March                           2003                 2002                 2003                 2003
                                                 $'000                $'000             % change           % of total
                                              --------             --------             --------               ------
Net product sales:
ADDERALL XR                                    115,163               61,875                 +86%                  38%
ADDERALL                                        18,899               46,170                 -59%                   6%
AGRYLIN                                         39,674               23,436                 +69%                  13%
PENTASA                                         29,719               17,547                 +69%                  10%
PROAMATINE                                      13,835                9,573                 +45%                   4%
CARBATROL                                        9,421               11,572                 -19%                   3%
Calciums                                         6,108                4,699                 +30%                   2%
Others                                          23,534               21,635                  +9%                   8%
                                              --------             --------             --------              -------
                                               256,353              196,507                  +30%                 84%
                                              --------             --------             --------              -------

Royalty income:
3TC                                             34,139               30,636                 +11%                  11%
ZEFFIX                                           6,399                5,293                 +21%                   3%
Others                                           7,225                3,647                 +98%                   2%
                                              --------             --------             --------              -------
                                                47,763               39,576                 +21%                  16%
                                              --------             --------             --------              -------
Licensing                                          394                  682                 -42%                    -
Other                                                7                  217                 -97%                    -
                                              --------             --------             --------              -------
Total revenues                                 304,517              236,982                 +28%                 100%
                                              --------             --------             --------              -------


UK GAAP Results for the 3 months ended 31 March 2003 Unaudited Consolidated Profit and Loss Account


                                                                   3 months to         3 months to             Year to
                                                                      31 March            31 March              31 Dec
                                                                          2003                2002                2002
                                                                   (pound)'000         (pound)'000         (pound)'000
                                                                   -----------         -----------         -----------

Turnover: group and share of joint venture                             192,010             169,245             697,314
Less: share of joint venture's turnover                                  (726)                   -               (762)
                                                                   -----------         -----------         -----------

Group turnover on continuing operations                                191,284             169,245             696,552
Discontinued operations                                                      -               4,392              15,975
                                                                   -----------         -----------         -----------
Group turnover                                                         191,284             173,637             712,527
Cost of sales                                                         (22,334)            (19,441)            (95,042)
                                                                   -----------         -----------         -----------
Gross profit                                                           168,950             154,196             617,485
Net operating expenses                                               (143,949)           (136,885)         (1,150,630)
                                                                   -----------         -----------         -----------
Operating profit/(loss):                                                25,001              17,311           (533,145)


Continuing operations - Group                                           25,001              15,485           (541,603)
Discontinued operations                                                      -               1,826               8,458
                                                                      --------            --------            --------
                                                                        25,001              17,311           (533,145)


Share of joint venture's operating loss                                  (728)                   -               (559)
Finance charges, net                                                     1,685             (2,606)               6,931
                                                                      --------            --------            --------
Profit/(loss) on ordinary activities before taxation                    25,958              14,705           (526,773)
Tax on profit/(loss) on ordinary activities                           (15,187)            (14,251)            (61,626)
                                                                      --------            --------            --------
Retained profit/(loss) for the period transferred
to/(from) reserves                                                      10,771                 454           (588,399)
                                                                      --------            --------            --------
Earnings/(loss) per share
Basic                                                                     2.1p                0.0p            (117.5p)
Diluted                                                                   2.1p                0.0p            (117.5p)


Unaudited Consolidated Statement of Total Recognised Gains and Losses


                                                                   3 months to         3 months to             Year to
                                                                      31 March            31 March              31 Dec
                                                                          2003                2002                2002
                                                                   (pound)'000         (pound)'000         (pound)'000
                                                                      --------            --------            --------
Profit/(loss) for the period                                            10,771                 454           (588,399)
Translation of the financial statements of overseas
subsidiaries                                                            28,873              21,108            (62,739)
                                                                      --------            --------            --------
Total recognised gains and losses relating to
the period                                                              39,644              21,562           (651,138)
                                                                      --------            --------            --------

UK GAAP Results for the 3 months ended 31 March 2003
Unaudited Consolidated Balance Sheet


                                                                                      31 March                31Dec
                                                                                          2003                 2002
                                                                                   (pound)'000          (pound)'000
                                                                                    ----------           ----------
Fixed assets
Intangible assets - intellectual property                                              181,915             183,404
Intangible assets - goodwill                                                         1,873,630           1,900,896
Tangible assets                                                                         94,412              84,001
Fixed asset investments                                                                 39,381              37,345
Investment in joint ventures
  Share of gross assets                                                                  4,946               5,082
  Share of gross liabilities                                                             (613)               (342)
                                                                                     ---------           ---------
                                                                                     2,193,671           2,210,386
                                                                                     ---------           ---------
Current assets
Stocks                                                                                  32,746              30,571
Debtors
- due within one year excluding deferred tax                                           108,994             106,125
- due within one year - deferred tax                                                    24,125              21,646
- due after more than one year excluding deferred tax                                   13,884              14,451
- due after more than one year - deferred tax                                            8,920               3,861
Current asset investments                                                              159,060             196,364
Cash at bank and in hand                                                               660,267             558,432
                                                                                      --------            --------
                                                                                     1,007,996             931,450
Creditors: Amounts falling due within one year
  Other creditors                                                                    (158,301)           (131,885)
                                                                                      --------            --------
                                                                                     (158,301)           (131,885)
                                                                                      --------            --------
Net current assets                                                                     849,695             799,565
                                                                                      --------            --------
Total assets less current liabilities                                                3,043,366           3,009,951
Creditors: amounts falling due after more than one year
  Convertible debt                                                                   (245,047)           (248,463)
  Other creditors                                                                     (10,391)            (13,782)
                                                                                      --------            --------
                                                                                     (255,438)           (262,245)
                                                                                      --------            --------
Net assets                                                                           2,787,928           2,747,706
                                                                                      --------            --------
Capital and reserves
Called-up share capital                                                                 24,227              24,217
Share premium                                                                        3,215,080           3,214,512
Exchangeable shares                                                                    191,552             191,552
Capital reserve                                                                          2,755               2,755
Other reserves                                                                          24,247              24,247
Profit and loss account                                                              (669,933)           (709,577)
                                                                                      --------            --------
Equity shareholders' funds                                                           2,787,928           2,747,706
                                                                                      --------            --------


UK GAAP Results for the 3 months ended 31 March 2003 Selected Notes to the Unaudited UK GAAP Financial Statements

(1) Earnings per share

Earnings per share has been calculated by dividing the profit on ordinary activities after taxation for each period by the weighted average number of shares in issue during those periods.

The weighted average number of shares used in calculating fully diluted earnings per share has been adjusted for the effects of all dilutive potential ordinary shares.

The $400 million convertible loan note is excluded from the calculation of weighted average number of shares for fully diluted earnings per share in 2003 and 2002 as it was not dilutive. The zero coupon convertible loan note included in 2002 has no impact on the numerator for fully diluted earnings per share.



3 months ended 31 March                                                                2003                   2002
                                                                                (pound)'000            (pound)'000
                                                                             ----------------     ----------------
Profit for the period (for basic and diluted EPS)                                    10,771                    454
                                                                             ----------------     ----------------

                                                                           Number of shares       Number of shares
                                                                           ----------------       ----------------
Weighted average number of shares:
Basic                                                                           501,989,884            499,926,390
Conversion of convertible debt                                                            -                295,829
Exercise of share options                                                           709,269              3,582,567
Exercise of warrants                                                                      -              1,213,297
                                                                             ----------------     ----------------
Fully diluted                                                                   502,699,153            505,018,083
                                                                             ----------------     ----------------


 (2) Basis of preparation

The Group has applied consistent accounting policies throughout both periods.

The results for the quarter ended 31 March 2003 have not been audited and do not constitute statutory accounts within the meaning of Section 240 of the Companies Act 1985.